STOCK PURCHASE AND SETTLEMENT AGREEMENT


     This Stock Purchase and Settlement Agreement (hereinafter the "Agreement") is made this 19th day of January, 1998, by and among, HOLMES BAILEY, individually; JUDITH BAILEY, individually, (hereinafter Holmes Bailey and Judith Bailey shall be collectively referred to as the "BAILEYS"); BOONTON ELECTRONICS CORPORATION, a company incorporated under the laws of the State of New Jersey, U.S.A. (hereinafter referred to as "BEC" or "COMPANY;" together with the BAILEYS hereinafter referred to collectively as the "LITIGANTS"); G.E.M. USA, INC., a company incorporated under the laws of the State of Delaware, U.S.A. (hereinafter referred to as "GEM"); and ABEL SHENG, individually (hereinafter referred to as "SHENG") (collectively "SHENG," "GEM," the "LITIGANTS," and the "BAILEYS," shall be referred to as "the Parties").

                              WITNESSETH
     WHEREAS, LITIGANTS are parties to that certain action pending in the Superior Court of New Jersey, Chancery Division, Essex County, captioned Holmes Bailey v. Boonton Electronics Corporation, et al., Docket No. C-101-96 (the "Action"); and

     WHEREAS, the LITIGANTS desire to settle and forever release any claim or causes of action each may have against the other, whether known or unknown, including all claims asserted in the Action, as provided herein; and

     WHEREAS, the BAILEYS are willing to dismiss the Action with prejudice and enter into this Agreement on the condition, among others, that GEM and SHENG agree to purchase all shares of capital stock owned by them in BEC as provided herein; and

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     WHEREAS, In order to induce GEM and SHENG to purchase their shares of capital stock in BEC as provided herein, the BAILEYS have agreed to discharge and forever release SHENG, BEC and GEM, and their respective directors, officers, shareholders, agents, employees and successors and assigns, from and against any and all claims, whether known or unknown, as provided herein; and

     WHEREAS, GEM and SHENG are willing to enter into this Agreement and to purchase the shares of capital stock owned by the BAILEYS in BEC as provided herein on the condition, among others, that the BAILEYS dismiss the Action with prejudice and discharge and forever release SHENG, BEC and GEM and their respective directors, officers, shareholders, agents, employees and successors and assigns from and against any and all employees and successors and assigns from and against any and all claims, whether known or unknown, as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and premises hereinabove and hereinafter set forth, the Parties have agreed to enter into and be bound by the terms of this Agreement.

1.   NO ADMISSION OF LIABILITY.

     It is understood and agreed that this Agreement shall not in any way be construed as an admission by the COMPANY or any subsidiary of the COMPANY, or any of its officers, directors, employees, agents and/or representatives of any liability for any wrongdoing whatsoever against the BAILEYS or any other person(s), and the COMPANY specifically denies any liability to the BAILEYS. It is further understood and agreed that this Agreement shall not in any way be construed as an admission by the BAILEYS of any

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liability for any wrongdoing whatsoever against the COMPANY or any subsidiary of the COMPANY, or any of its officers, directors, employees, agents and/or representatives or any other person(s), and the BAILEYS specifically deny any liability to the COMPANY. The LITIGANTS agree that they are entering into this Agreement freely and voluntarily, for the purpose of resolving all of their disputes, including but not limited to any and all claims arising under or in connection with the Action and for attorneys fees and costs.

2.   CONFIDENTIALITY.

     The BAILEYS represent and agree that they have kept and will keep the terms, amount and fact of this Agreement completely confidential and that they will not hereafter disclose any information concerning this Agreement to anyone, including but not limited to past, present or future employees of the COMPANY, but excluding immediate family members and professional representatives, unless compelled to do so by compulsory court process or as required by the Internal Revenue Service or any other governmental agency. The BAILEYS, however, shall have the right to file all reports required by the Securities and Exchange Commission, NASD, NASDAQ, or any other securities regulatory agency and shall have the right to (a) provide and disclose information relative to the alleged claims and the terms and conditions of the within Agreement and (b) furnish an executed copy of the within Agreement, to any federal and/or state agency which shall conduct any investigation or inquiry which either in whole or in part shall involve the rights and obligations which are established under the provisions of the within Agreement and such federal and/or state agencies shall include, but shall not be limited to the New Jersey Division of Taxation and the Internal Revenue Service.

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3.   RELEASE BY BAILEYS.

     As a material inducement to the COMPANY to enter into this Agreement, and, in consideration of the sums and benefits described in this Agreement, the BAILEYS do hereby forever discharge and release the COMPANY, SHENG and GEM and their respective subsidiaries, agents, officers, directors, shareholders, employees, successors and assigns, from and against any and all claims, demands, causes of action, damages, charges, complaints, expenses and compensation which they now have or may in the future have on account of or arising out of any matter or thing which has happened, developed or occurred before the date of this Agreement (excluding, however, the obligations of SHENG under this Agreement and GEM arising out of the obligations under the Promissory Note of GEM to the BAILEYS), including, without limitation, all claims, demands, causes of action, damages, charges, complaints, expenses and compensation arising from the Action, HOLMES BAILEY's employment with the COMPANY, the termination of his employment from the COMPANY, and the BAILEYS capacity and/or status as shareholders of the Company, and the BAILEYS hereby forever waive and release any and all such claims, causes of action, demands, damages, charges, complaints, expenses and compensation of any type or description that the BAILEYS have or might have, whether known or unknown, against SHENG, GEM and the COMPANY, and their respective subsidiaries, agents, officers, directors, shareholders, employees, successors and assigns. This release, discharge and waiver includes, but is not limited to the following:

          (a) Any and all claims or liabilities arising out of, resulting from, or related to claims and counterclaims contained in the Action. In the event, however, GEM shall default in the

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payment of any amounts required to be paid as set forth in
paragraph 9.A. below, which default is not cured within the cure period provided for in the Promissory Note made by GEM in the form attached as Exhibits A, HOLMES BAILEY's right to assert claims against the defendants named in the Action shall be restored without regard to any statute of limitation or similar restriction, provided, however, that in the event any such payment default is subsequently cured or satisfied by whatever means or from whatever source, including without limitation as a result of the exercise by HOLMES BAILEY of any right or privilege, then HOLMES BAILEY's right to restore and maintain the Action shall cease and HOLMES BAILEY shall immediately cause to be dismissed with prejudice any such pending action or claim; and

          (b) Any claim, demand, cause of action, damage, charge, complaint, expense or compensation arising out of or under the Federal Age Discrimination in Employment Act of 1967, as amended, 42 U.S.C. 1981, as amended, the Federal Equal Pay
Act of 1963, as may be amended, the Federal Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, the New Jersey Revised Statutes, as amended, as well as any claim, demand, cause of action, damage, charge, complaint, expense or compensation arising out of or under any Federal, State or local law or rule, regulation, executive order or guideline, including but not limited to, those laws specifically described above; and

          (c) Any and all claims, causes of action, demands, damages, charges, complaints, expenses and compensation of any type or description that the BAILEYS have or might have, whether known or unknown, against the COMPANY with respect to any act or


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omission by the COMPANY in connection with the operation of its business, including but not limited to, any environmental issues and/or claims.

               HOLMES BAILEY understands that there are various state and federal laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability or other categories, and that these laws are enforced by various courts and governmental agencies. HOLMES BAILEY intends to give up any rights he may have under these laws or any other laws with respect to his employment with the Company or the termination of that employment. HOLMES BAILEY further agrees not to seek any form of unemployment compensation from the State of New Jersey or any subdivision thereof with respect to his employment by the Company.

               Notwithstanding the foregoing, if an action is brought against Holmes Bailey by any person and/or entity not a party to this Agreement or not a party to the Action, arising out of his duties as an officer and/or director of the COMPANY, in defense of that action he shall retain all rights to seek
indemnification/contribution from the COMPANY.   No such
indemnity/contribution shall be paid by the COMPANY to HOLMES
BAILEY:

          (a) on account of any claim against HOLMES BAILEY for an accounting of profits made from the purchase or sale by him of securities of the COMPANY pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law;

          (b) on account of HOLMES BAILEY'S conduct that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct;

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          (c)  on account of HOLMES BAILEY'S conduct that
constituted a breach of his duty of loyalty to the COMPANY or resulted in any personal profit or advantage to which he was not legally entitled;

          (d)  for which payment is actually made to HOLMES
BAILEY under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw, or agreement;

          (e) if indemnification is not lawful (and, in this respect, both the COMPANY and HOLMES BAILEY have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); or

          (f) in connection with any proceeding (or part thereof) initiated by Holmes Bailey, or any proceeding by HOLMES BAILEY against the COMPANY or its directors, officers, employees or other agents, unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the Board of Directors of the COMPANY; (iii) such indemnification is provided by the COMPANY, in its sole discretion, pursuant to the powers vested in the COMPANY under the New Jersey Business Corporation Act, as amended.

4. Review Period/Termination of Agreement. HOLMES BAILEY acknowledges and agrees that he is entitled to at least twenty-one (21) days from the date of his execution of this Agreement (the "Effective Date") within which to consider this Agreement

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

and that the Company has advised him to consult an attorney prior to executing this Agreement. HOLMES BAILEY'S waiver of claims alleging a violation of the Age Discrimination in Employment Act of 1967, as amended, and the provisions of this Agreement shall become effective and enforceable on the 8th day after execution of this Agreement by HOLMES BAILEY. The Parties understand and agree that HOLMES BAILEY may revoke his waiver of claims under the Age Discrimination in Employment Act of 1967, as amended, after having executed this Agreement by so advising the Company in writing provided such writing is received by the Company at the address listed in Section 16 of this Agreement no later than 11:59 p.m. on the 7th day after HOLMES BAILEY's execution of this Agreement.

     In the event HOLMES BAILEY revokes such waiver as provided herein or revokes this Agreement prior to the Effective Date, this Agreement shall terminate and be of no further force and effect and none of the Parties shall have any liability to the others arising out of or in connection with this Agreement.

5. Dismissal of Action. On the Effective Date, the LITIGANTS shall dismiss the Action and shall cause to be filed such stipulation of dismissal as may be necessary to give effect thereto. Upon full payment of all obligations hereunder the action shall be dismissed with prejudice.

6. Advice of Counsel. THE BAILEYS ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND FULLY UNDERSTAND THE MEANING OF EACH PROVISION OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RELEASES CONTAINED HEREIN. THE BAILEYS FURTHER ACKNOWLEDGE AND AGREE THAT THEY HAVE BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT COUNSEL AND

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THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY
CONCERNING THIS AGREEMENT AND THAT THEY ARE FREELY AND
VOLUNTARILY ENTERING INTO THIS AGREEMENT.

7. Release by Company, SHENG and GEM. As a material inducement to the BAILEYS to enter into this Agreement, and, in consideration of the promises, covenants, and benefits described in this Agreement, the COMPANY, SHENG and GEM do hereby forever discharge and release the BAILEYS, their heirs, successors and assigns from any and all claims, demands, causes of action, damages, charges, complaints, expenses and compensation of any kind or nature which the COMPANY, SHENG and/or GEM now has or may in the future have on account of or arising out of any matter or thing which has happened, developed or occurred before the date of this Agreement, including, without limitation, all claims, demands, causes of action, damages, charges, complaints, expenses and compensation arising from HOLMES BAILEY's employment with the COMPANY and the termination of HOLMES BAILEY's employment from the COMPANY, and the COMPANY, SHENG and GEM hereby waive any and all such claims, causes of action, demands, damages, charges, complaints, expenses and compensation of any type or description that the COMPANY, SHENG and/or GEM has or might have against HOLMES BAILEY. This release, discharge and waiver includes, but is not limited to the following:

     (a) Any and all claims or liabilities arising out of, resulting from, or related to claims and counterclaims contained in or which could have been asserted in the Action provided, however, that in the event the Action is reinstituted as permitted in Section 3(a) above, the right of the defendants named in the Action to assert defenses, claims and counterclaims against HOLMES BAILEY shall be restored without regard to any statute of limitations or similar restriction; and

     (b) Any claim, demand, cause of action, damage, charge, complaint, expense or compensation of any type or description arising out of HOLMES BAILEY's employment by the COMPANY or due to HOLMES BAILEY's position or service in his capacity as a shareholder, officer, director, employee, agent, assign or representative of the COMPANY, including any claim, demand, cause of action, damage, charge, complaint, expense or compensation of any type or description against the COMPANY arising out of or under any Federal, State or local law or rule, regulation, executive order or guideline.

8. Consistency of Settlement. The Litigants agree that they will not at any time subsequent to the date of this Agreement, adopt, express or assume any statement, position or other communication which shall be inconsistent or in conflict with the allocation of the settlement that is made pursuant to the provisions of this agreement and more specifically, but not by way of limitation, the Litigants agree that they will not adopt, express or assume any such inconsistent position for insurance purposes, retirement plan purposes and/or federal or state income tax purposes.

9. Sale of Stock. The BAILEYS hereby represent that they own Two Hundred Twelve Thousand Five Hundred (212,500) shares of common stock, par value $.10 each, of the COMPANY (the "BAILEY STOCK"). In consideration of the mutual premises and covenants contained in this Agreement, the BAILEYS agree to sell, transfer, convey and assign unto GEM and SHENG, and GEM and SHENG do hereby agree to purchase from the BAILEYS on the Effective Date, provided this Agreement has not been terminated, Fifty Percent

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each of the BAILEY STOCK, free and clear of all liens, security interests, restrictions and encumbrances under the following terms and conditions:

          A. On the Effective Date, GEM shall purchase from the BAILEYS, and the BAILEYS shall sell to GEM, 106,250 shares of common stock of the COMPANY representing one-half (1/2) of the BAILEY STOCK at a price of Two ($2.00) Dollars per share.

     The total purchase price for the 106,250 shares of common stock of the COMPANY representing one-half (1/2) of the BAILEY STOCK is Two Hundred Twelve Thousand Five Hundred ($212,500) Dollars, payable in the following manner: (i) at the closing, on the Effective Date, GEM shall pay to the BAILEYS the sum of Fifty Thousand ($50,000) Dollars, in United States currency, by bank or certified check; (ii) at the closing, GEM shall execute a Promissory Note to the BAILEYS in the sum of One Hundred Sixty
Two Thousand Five Hundred ($162,500) Dollars. The Promissory Note shall be paid in thirty six (36) successive equal monthly installments, each inclusive of principal with interest at an annual rate of seven (7%) percent. Said installments shall be paid within ten (10) days of the nineteenth day in each month, commencing with the nineteenth day of February, 1998. The obligation of GEM to acquire the 106,250 shares of common stock of the COMPANY representing one-half (1/2) of the BAILEY STOCK from the BAILEYS in accordance with the provisions of this Agreement shall be expressed by a Promissory Note providing for payments in accordance with the provisions of this paragraph, a copy of which is attached hereto and made a part hereof as Exhibit "A". As security for the full and prompt payment and performance of any and all obligations of GEM pursuant to the aforestated Promissory Note, the 106,250 shares of common stock of the COMPANY representing one-half (1/2) of the BAILEY STOCK acquired by GEM

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from the BAILEYS as described above shall be held in escrow pursuant to a Stock Escrow Agreement, by and between the parties, until such time as the Promissory Note is paid in full. The Stock Escrow Agreement shall provide that GEM shall have the full right to vote its shares of common stock of the COMPANY held in escrow pursuant to the Stock Escrow Agreement. A copy of the Stock Escrow Agreement, which is incorporated in and made a part of this Agreement, is attached hereto as Exhibit "B".

          B. On the Effective Date, SHENG shall purchase from the BAILEYS, and the BAILEYS shall sell to SHENG, 106,250 shares of common stock of the COMPANY representing the remaining one-half (1/2) of the BAILEY STOCK at a price of 1.9011 Dollars per share.

     The total purchase price for the 106,250 shares of common stock of The COMPANY representing the remaining one-half (1/2) of the BAILEY STOCK is Two Hundred Two Thousand ($202,000) Dollars, payable in full by cashier's or certified check at the Closing on January 19, 1998.
          C. If during the one (1) year period commencing on the Effective Date and ending twelve months thereafter, GEM and/or SHENG shall sell the BAILEY STOCK acquired in accordance with paragraphs 9.A. and 9.B above to a third party or to a third party for resale within the one (1) year period, for a profit then GEM and/or SHENG shall be required to pay to the BAILEYS an amount equal to such profit or profits from their respective sale of the BAILEY STOCK.

     10.  So long as SHENG shall make full payment for the Bailey
Stock, and/or GEM, shall not commit an event of default, including but not limited to failing to make any payment within

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

ten (10) days after the due date thereof and such failure is not cured within seven (7) days after written notice thereof, under the terms of this Agreement, HOLMES BAILEY and JUDITH BAILEY, or any entity controlled by HOLMES BAILEY and/or JUDITH BAILEY, shall be forever prohibited from purchasing, acquiring, or obtaining beneficial ownership of any shares of any class of stock of the COMPANY or any other form of securities, debt instrument, note, or legal obligation of the COMPANY of any kind, either in a public or private transaction or which may be issued from time to time by the COMPANY.

     11.  Representation, Warranties and Covenants of the
BAILEYS. The BAILEYS hereby represent, warrant and covenant to the COMPANY, GEM, and SHENG as follows:

          A. The BAILEYS own the BAILEY STOCK free and clear of all liens, security interests, restrictions, agreements, claims or encumbrances whatsoever and the BAILEY STOCK is validly issued, fully paid and non-assessable.

          B. There are no option agreements, contracts, conversion rights or any other rights to purchase or acquire any shares constituting the BAILEY STOCK.

          C. The BAILEYS are not involved in any proceedings by or against either of them under the Bankruptcy Act.

          D. The BAILEYS have good and marketable title to the BAILEY STOCK, with full rights (including voting rights), power, authority and capacity to enter into this Agreement and perform all of their obligations under this Agreement to sell, transfer and deliver the BAILEY STOCK to GEM and SHENG, respectively, at closing, and such delivery will convey to each of SHENG and GEM good and marketable title to the Bailey Stock, free and clear of any liens, claims, encumbrances, agreements or rights of others.

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This Agreement does not conflict with any other obligations of the BAILEYS nor will it cause a breach, cancellation, acceleration or termination of any contract or agreement to which the BAILEYS are a party. There are no agreements or understandings, written or oral, restricting the transfer of the BAILEY STOCK.

          E. HOLMES BAILEY acknowledges that the payments and consideration made hereunder are not part of an exit incentive or other employment termination program offered to a group or class of employees.

          F. The BAILEYS are not currently involved, directly or indirectly, in any legal or administrative proceedings against one another, and have not engaged in any efforts, plans or preparation to become so involved in the future except for the Action. The BAILEYS will not cooperate with, or assist or act as a consultant to, any person or entity with respect to any litigation or derivative suit against the COMPANY and its subsidiaries, its agents, officers, directors, shareholders, employees, successors and/or assigns, except if HOLMES BAILEY and/or JUDITH BAILEY is served with a subpoena with respect to any such litigation or derivative suit. In the event that HOLMES BAILEY and/or JUDITH BAILEY shall be served with a subpoena in connection with any such litigation or derivative suit, HOLMES BAILEY and/or JUDITH BAILEY shall be required to immediately notify the COMPANY, in writing, that one or both of them have been served with a subpoena and to allow the COMPANY to contest the issuance of the subpoena.

          G. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby constitutes the legal, valid and binding obligation of the BAILEYS, enforceable against each of them in accordance with its terms.

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

          H. There is no lawsuit or proceeding pending or, to the knowledge of the BAILEYS, threatened against them or any pending investigation which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby and no consent, approval, licenses or authorizations of any governmental authority or of any person is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or the validity and enforceability of this Agreement.

          I. Neither of the BAILEYS has granted to any person or entity, nor has any person or entity acquired or obtained an interest in the BAILEY Stock. Without limiting the generality of the foregoing, and by way of illustration only, the BAILEYS hereby further represent and warrant to the COMPANY, GEM and SHENG that:

               (1) The BAILEY Stock does not serve as security or collateral for the repayment of any loan or obligation due by any of the BAILEYS to any other person or entity;

               (2) Neither of the BAILEYS is a party to any agreement wherein he/she has agreed to transfer all or any part of the BAILEY Stock or whereby he/she is restricted from transferring any interest in his/her assets;

               (3) Neither of the BAILEYS is insolvent or has been declared insolvent by any court or governmental agency, or instituted insolvency proceedings, nor has anyone commenced insolvency proceedings against either of them;

               (4) Neither of the BAILEYS has transferred any interest in the BAILEY Stock by gift to any person or entity or into a trust for the benefit of any person or entity;

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

               (5) Neither of the BAILEYS has entered into any voting agreement or trust with any other person or entity with respect to the BAILEY Stock;

               (6) No one has obtained a judgment against either of the BAILEYS relating to the BAILEY Stock or commenced or threatened a proceeding in connection therewith, or as a result of which they may seek to take possession of the BAILEY Stock;

               (7) No one has questioned the BAILEYS exclusive ownership of the BAILEY Stock;

               (8) There is no claim, proceeding or action, pending or threatened, which if decided against either of the BAILEYS, would result in any of the foregoing representation to be untrue or which would present the BAILEYS from selling the BAILEY Stock.

     12. Confidentiality and Technology. In consideration of the payments and other benefits described herein, the BAILEYS agree not to disclose hereafter to any other person or legal entity any proprietary or Confidential Information relating to the business activities of the COMPANY acquired by HOLMES BAILEY during his actual period of employment by the COMPANY and/or its subsidiaries.

     "Confidential Information" shall mean all information, materials, data and computer programs, data, discs, codes and algorithms in whatever form which are trade secrets of or confidential or proprietary to the COMPANY and/or its subsidiaries, affiliates or joint ventures and/or the COMPANY's customers and all information and materials in whatever form (whether written or oral) which HOLMES BAILEY developed or may develop or of which HOLMES BAILEY obtained or may obtain knowledge or had or have access through or as a result of his relationship with the COMPANY and/or its subsidiaries, affiliates or joint ventures and/or the COMPANY's customers, whether made by the COMPANY or by any of its subsidiaries, affiliates or joint ventures and/or the COMPANY's customers or by HOLMES BAILEY or others, and includes, without limitation, Technology and Inventions.

     "Technology and Inventions" shall mean all technology, inventions, improvements, machines, appliances, processes, products, data, discoveries and know-how, whether patentable or not, which HOLMES BAILEY invented, conceived, developed, made, produced or reduced to practice and/or may invent, conceive, develop, make, produce or reduce to practice, either solely or jointly with others, at any time (whether or not during working hours) during the term of HOLMES BAILEY's employment with the COMPANY and/or which HOLMES BAILEY acquired or may acquire from others during the term of his employment with the COMPANY.

     HOLMES BAILEY agrees that he will hold in confidence and will not hereafter directly or indirectly reveal, make available, report, publish, disclose or transfer any Confidential Information to any person or entity, or use any Confidential Information for the benefit of any person or entity other than the COMPANY and its subsidiaries, affiliates and joint ventures. Information publicly known that is generally employed by the trade at or after the time first learned, in the course of similar employment or work elsewhere in the trade shall not be deemed part of the Confidential Information, provided, however, that notwithstanding the applicability of the foregoing exception in no event shall HOLMES BAILEY hereafter confirm to any third party the accuracy or inaccuracy of such information or the relationship of same to the COMPANY and/or its subsidiaries, affiliates or joint ventures.

     All confidential Information shall be the sole and exclusive property of the COMPANY. HOLMES BAILEY shall surrender and turn over to the COMPANY all Confidential Information and all written and physical materials in any way incorporating or reflecting any of the confidential Information, and all copies thereof, simultaneous with his signing of this Agreement.

     All Technology and Inventions shall be the sole and exclusive property of the COMPANY or its nominee, free from any claim or retention of rights thereto on HOLMES BAILEY's part or any other person.

     13. Use of Agreement. The Parties agree that the terms and the fact of the existence of this Agreement may be pled as a defense (as applicable) to any suit or other legal proceeding that may be filed or instituted by or on behalf of any party and may not be used in any other proceeding except as necessary to enforce the terms contained herein, unless required by any governmental agency or unit or as otherwise specified herein.

     14. Entire Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings except as referred to herein or incorporated by reference or appended hereto as exhibits.

     15. Modification. This Agreement may not be amended or modified except upon mutual agreement in writing signed by the BAILEYS, the COMPANY, GEM, and SHENG and no amendments or modifications are contemplated at this time.

     16. Notices. Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and delivered or sent by internationally recognized overnight express courier service or by fax transmittal, as follows or to such other address or fax transmittal number as the parties shall have given notice of pursuant to the foregoing terms:

          As to the BAILEYS:
          Holmes Bailey
          280 The Orchard at Heath Village
          Schooley's Mountain Road
          Hackettstown, New Jersey 07840, U.S.A.

          With a copy to:

          Howard M. Davis, Esq.
          743 Northfield Avenue
          West Orange, New Jersey 07052, U.S.A.
          Fax Number: (973) 325-1159

          If to the COMPANY to:

          Boonton Electronics Corporation
          25 Eastmans Road
          Parsippany, New Jersey 07054, U.S.A.
          Attn:     President
          Fax Number: (973) 386-9191

          With a Copy to:

          Gregory P. Luhn, Esq.
          Lentz & Gengaro
          443 Northfield Avenue
          West Orange, New Jersey 07052, U.S.A.
          Attention:     Gregory P. Luhn, Esq.
          Fax Number: (973) 669-8960

          If to GEM to:

          G.E.M. USA, Inc.
          c/o General Electronique Measure
          16 Rue Joseph Cugnot
          Zi De Bracheux
          60000 Beauvais
          Attention: Daniel Auzan
          Fax Number: 011 33 3 44 05 2904

          With a copy to:

          Graham, Curtin & Sheridan
          4 Headquarters Plaza
          Morristown, New Jersey 07962, U.S.A.
          Attention:  Joseph Lamastra, Esq.
          Fax Number: (973) 898-0107

          If to Abel Sheng to:

          Mr. Abel Sheng
          270 Sylvan Avenue
          Englewood Cliffs, New Jersey 07632, U.S.A.
          Fax Number: (201) 567-8862

          With a copy to:

          Gregory P. Luhn, Esq.
          Lentz & Gengaro
          443 Northfield Avenue
          West Orange, New Jersey 07052, U.S.A.
          Fax Number: (973) 669-8960

     17. Savings Clause. If any part or provision of this Agreement is determined to be invalid, unenforceable or contrary to public policy under an applicable statute or rule of law, the parties agree to ratify the agreement with the affected part or provision (and only that part or provision) considered to be omitted from the Agreement.

     18. Cost of Material Breach. The parties agree that in the event of a material breach of this Agreement, the nonbreaching party or any officer, director, employer, successor, assign, heir, executor, administrator, agent or representative of the nonbreaching party may commence an action at law or in equity to enjoin or recover any loss, cost, damage or expense occasioned by the material breach, including, without limitation, an attorneys' fees incurred reasonably and in good faith.

     19. Successors Bound. This Agreement shall be binding upon and shall inure to the benefit of all parties hereto and their heirs, legal representatives, successors or assigns.

     20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey, United States. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or considering such provision shall not apply the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and that legal counsel was consulted by each party before the execution of this Agreement.


WITNESS:


                                   /s/ Holmes Bailey
------------------------           ---------------------------
Dated: 1-19-98                     HOLMES BAILEY, INDIVIDUALLY



WITNESS:                           JUDITH BAILEY, INDIVIDUALLY


                                   BY: /s/ Holmes Bailey
----------------------------          ----------------------------
Dated: 1-19-98                         HOLMES BAILEY, UNDER POWER
                                        OF ATTORNEY

ATTEST:                            BOONTON ELECTRONICS
                                     CORPORATION


                                   By: /s/ Yves Guyomar
----------------------------          ---------------------------
                    Secretary           YVES GUYOMAR, President
                                        and CEO


ATTEST:                            G.E.M. USA, INC.


                                   By: /s/ Daniel Auzan
----------------------------          ---------------------------
                    Secretary           DANIEL AUZAN, President


WITNESS:


                                   /s/ Abel Sheng
-----------------------------      ------------------------------
Dated: 1-19-98                     ABEL SHENG, INDIVIDUALLY